12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

      Golden Eagle Gold Production Continues Upward Trend

SALT LAKE CITY, UTAH—(BUSINESS WIRE) — December 4, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Cangalli gold mine continued its upward trend producing 18,112 grams, or 582 troy ounces, of gold during the month of November. The 14% increase over October’s production numbers resulted from mining 72,000 metric tons of material, while presenting 45,969 metric tons of ore to the Company’s recovery plant. Production during the first two weeks of November was slowed while freight transport and other supply issues were normalized between La Paz and Cangalli after the political instability in October. However, during the last two weeks of the month, operations again reached mining levels of 3,500 tpd. The ore grade was 0.788 grams of gold per cubic meter, or 0.394 grams per metric ton.

        “We are encouraged by the rapid recovery of our Cangalli operation from political issues that slowed production somewhat in October,” stated Terry C. Turner, Golden Eagle’s CEO. “We believe that our upward production trend will continue as we strongly finish out the fourth quarter.”

        Eagle E-mail Alerts: Over 2,400 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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